EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Investor Relations
18400 Von Karman, Suite 1000 Irvine, CA 92612	Patti Dodge, Executive Vice President Carrie Marrelli, Vice President	(949) 224-5719 (949) 224-5745

(800) 967-7623	Amanda Fowler, Assistant Vice President (949) 862-7647

(949) 440-7030 www.ncen.com	Media Relations

	Laura Oberhelman, Director	(949) 255-6716

NYSE SUSPENDS TRADING NEW CENTURY FINANCIAL CORPORATION’S SECURITIES

Irvine, Calif., March 13, 2007, New Century Financial Corporation (NYSE: NEW), a mortgage real estate investment trust (REIT), today announced that the New York Stock Exchange (NYSE) has determined that its common stock (NEW), its 9.125% Series A Cumulative Redeemable Preferred Stock (NEW Pr A) and its 9.75% Series B Cumulative Redeemable Preferred Stock (NEW Pr B) are no longer suitable for continued listing on the NYSE and will be suspended immediately. The NYSE made this decision based upon the company’s recent filings with the Securities and Exchange Commission (SEC) regarding the uncertainty of its current liquidity position.

Following suspension, the company’s securities will be quoted on the Pink Sheets under the following ticker symbols:

- Common Stock — NEWC
— 9.125% Series A Cumulative Redeemable Preferred Stock — NEWCP
— 9.75% Series B Cumulative Redeemable Preferred Stock — NEWCO

New Century has a right to a review of this determination by a Committee of the Board of Directors of the NYSE. Application to the SEC to delist the issue is pending the completion of applicable procedures, including any appeal by the company of the NYSE staff’s decision.

E-mail Alerts

To receive e-mail alerts notifying you of the publication of the company’s monthly loan production data on its Web site and to receive future press releases, send an e-mail request to ir@ncen.com. Please note that individuals already on the company’s e-mail distribution list do not need to submit a separate request.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a mortgage real estate investment trust, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers.  New Century is committed to serving the communities in which it operates with fair and responsible lending practices.  To find out more about New Century, please visit www.ncen.com.

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